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                                                                  EXHIBIT 23(G)

The Board of Directors
A&A Tool Rentals & Sales, Inc.:

  We consent to the use of our report dated November 20, 1997, with respect to the financial statements of A&A Tool Rentals & Sales, Inc. included herein and to the reference to our firm under the heading "Experts" in the prospectus.

                                          KPMG Peat Marwick LLP

Sacramento, California

March 4, 1998